Exhibit 99.1

Zayo Group Holdings, Inc. Completes Initial Public Offering of Common Stock

BOULDER, Colo., October 22, 2014 — Zayo Group Holdings, Inc. (NYSE: ZAYO) (the “Company”) announced today the completion of its initial public offering of 24,079,002 shares of its common stock, consisting of 16,008,679 shares sold by the Company and 8,070,323 shares sold by the selling stockholders (including shares sold by the selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares), at a price to the public of $19.00 per share. The Company intends to use the net proceeds of the offering for general corporate purposes, which may include the redemption of certain outstanding indebtedness, acquisitions, working capital, and capital expenditures.

Morgan Stanley, Barclays, and Goldman, Sachs & Co. acted as lead book-running managers and representatives of the underwriters for the offering. RBC Capital Markets, Citigroup and SunTrust Robinson Humphrey acted as joint book-running managers for the offering.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; from Barclays Capital Inc., via telephone: (888) 603-5847; email: Barclaysprospectus@broadridge.com; or standard mail at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or from Goldman, Sachs & Co., via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 16, 2014. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-1, as amended from time to time. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Zayo Group

Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 81,000 route mile network. The company also offers 37 carrier-neutral colocation facilities across the US and France.

Media Contact

Zayo Group

Crystal Thomas, 720-361-1797

crystal.thomas@zayo.com